CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-3 (No. 333-190348) with respect to Dividend Reinvestment Plan; (ii) the Registration Statement on Form S-4 (No. 333-190348) with respect to the common stock issuable upon conversion of the outstanding Series B Convertible Preferred Stock; and (iii) the Registration Statement on Form S-8 (No. 333-190348) with respect to its Stock Plan of Corning Natural Gas Holding Corporation of our report dated April 15, 2016, except for the effects of the restatement discussed in Note A to the financial statements, as to which the date is November 11, 2016, relating to the financial statements of Pike County Light & Power Company, which appears in this Current Report on Form 8-K/A of Corning Natural Gas Holding Corporation.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 11, 2016